                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Allied Capital Advisers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

--------------------------------------------------------------------------------

                             [ALLIED CAPITAL LOGO]

                         ALLIED CAPITAL ADVISERS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 1997 Annual Meeting of Stockholders of Allied Capital Advisers, Inc. (the "Company") will be held at the offices of NationsBank, N.A., 730 15th Street, NW, Washington, DC, on May 16, 1997 at 10:00 a.m. for the following purposes:

        1. To elect six directors of the Company to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

        2. To ratify the selection of Arthur Andersen LLP to serve as independent public accountants for the Company for the year ending December 31, 1997.

        3. To transact such other business as may properly come before the meeting.

The Board of Directors of the Company has fixed the close of business on March 28, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. The Company's stock transfer books will not be closed.


                                           By order of the Board of Directors



                                           /s/ TRICIA BENZ DANIELS
                                           ------------------------
                                           Tricia Benz Daniels
                                           Secretary
April 14, 1997


================================================================================

                         VOTING YOUR PROXY IS IMPORTANT


THIS IS AN IMPORTANT MEETING. TO ENSURE PROPER REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY ATTEND THE MEETING AND VOTE THEIR SHARES IN PERSON.


================================================================================

                         ALLIED CAPITAL ADVISERS, INC.
                         1666 K STREET, NW, NINTH FLOOR
                             WASHINGTON, DC  20006

                                PROXY STATEMENT


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Allied Capital Advisers, Inc. (the "Company") for use at the Company's 1997 Annual Meeting of Stockholders (the "Meeting") to be held on May 16, 1997 at 10:00 a.m. at the offices of NationsBank, N.A., 730 15th Street, NW, Washington, DC, and at any adjournments thereof. This Proxy Statement, the accompanying proxy card and the Company's Annual Report to Stockholders for the year ended December 31, 1996 are first being sent to stockholders on or about April 14, 1997.

If the accompanying proxy card is properly signed and dated and is received in time for the Meeting, those shares held of record by you (e.g., those shares registered directly in your name) will be voted as specified on the proxy card. If no instructions are given on that proxy card, the shares covered thereby will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record may revoke a proxy at any time before it is exercised by so notifying the Secretary of the Company in writing at the above address, by submitting a properly executed, later-dated proxy or by voting in person at the Meeting. Any stockholder of record attending the Meeting may vote in person whether or not he or she has previously executed and returned a proxy card. If your shares are held for your account by a broker, bank or other institution or nominee ("Broker Shares"), you may vote such shares at the Meeting only if you obtain proper written authority from your institution or nominee that you present at the Meeting.

VOTING

On March 28, 1997, there were 9,010,460 shares of the Company's common stock issued and outstanding. The stockholders entitled to vote at the Meeting are those of record on that date. Each share of the Company's common stock is entitled to one vote. A majority of the shares entitled to vote at the Meeting constitutes a quorum. If a share is represented in person or by proxy for any purpose at the Meeting, it is deemed to be present for quorum purposes. Abstentions and Broker Shares that are voted on any matter at the Meeting are included in determining the presence of a quorum for the transaction of business at the commencement of the Meeting and on those matters for which the broker, nominee or fiduciary has authority to vote. In the event that a quorum is not present at the Meeting, or in the event that a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares represented at the Meeting in person or by proxy. The persons named as proxies will vote those proxies for such adjournment unless marked to be voted against any proposal for which an adjournment is sought to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to any such adjournment if sufficient votes have been received for approval. The Allied Employee Stock Ownership Plan (the "ESOP") owns a total of 1,396,257 shares, representing a total of 15.5% of the Company's total shares outstanding. Participants in the ESOP may direct the voting of these shares; however, if a participant does not direct the voting, the co-trustees of the ESOP, who are executive officers of the Company, will vote the shares on behalf of the participant.

The six nominees for election as directors who receive a majority of the affirmative votes cast at the Meeting in person or by proxy in the election of directors will be so elected. Stockholders may not cumulate their votes. Votes that are withheld, abstentions and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast, and will have no effect on the election of directors.

INFORMATION REGARDING THIS SOLICITATION

The expense of the Company's solicitation of proxies for the Meeting, including the cost of preparing, printing and mailing this Proxy Statement and the accompanying notice of the Meeting and proxy card will be borne by the Company. The Company will request that brokers, nominees, fiduciaries and other persons holding shares in their names for others forward this Proxy Statement and certain accompanying material to their principals and request authority for the execution of a proxy. The Company will reimburse such persons for their expenses in so doing.

In addition to the solicitation of proxies by the use of the mails, proxies may be solicited in person and by telephone, facsimile transmission or telegram by directors, officers or regular employees of the Company, without special compensation therefor, or by a proxy solicitor. The Company expects to retain Shareholder Communications Corporation to aid in the solicitation of proxies for the Meeting at an estimated fee of $3,500 plus reimbursement of out-of-pocket expenses.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of March 28, 1997, there were 9,010,460 shares of the Company's common stock issued and outstanding. The following table sets forth certain information regarding the shares of the Company's common stock beneficially owned by (i) the three persons, known to the Company, who beneficially own more than 5% of the Company's common stock, (ii) each of the Company's directors, (iii) the four most highly compensated executive officers of the Company during 1996 (the "named executive officers"), and (iv) all directors and executive officers as a group:

                                                        Number of Shares
 Name and Address of Beneficial Owner(1)              Owned Beneficially(2)          Percentage of Class
 ------------------------------------                 ------------------             -------------------
 Allied Employee Stock Ownership Plan(3)                 1,396,257                          15.5%
 1666 K Street, NW, 9th Floor
 Washington, DC  20006

 David Gladstone(4)                                        981,958                          10.4%
 Former Chairman of the Board
 and Chief Executive Officer of the Company

 Fenimore Asset Management, Inc.                           503,300                           5.6%
 118 North Grand Street, P.O. Box 310
 Cobleskill, NY  12043

 William L. Walton(5,6,7)                                1,417,402                          15.7%

 Joan M. Sweeney(5,6,8)                                     94,115                           1.0%

 George C. Williams(5)                                     313,114                           3.4%

 Brooks H. Browne(5)                                        76,728                            *

 Robert E. Long(5)                                          34,329                            *

 Swep T. Davis(5)                                           13,333                            *

 G. Cabell Williams III(6,7,8)                           1,553,287                          16.9%

 John M. Scheurer(6,8)                                      94,809                           1.0%

 Katherine C. Marien(6,8)                                   40,157                           0.4%

                                                        Number of Shares
 Name and Address of Beneficial Owner(1)              Owned Beneficially(2)          Percentage of Class
 ------------------------------------                 ------------------             -------------------
 All directors and executive                              2,104,999                         22.1%
 officers as a group (10 in number)(9)

-----------------------------------
*   Less than 1 percent
(1) The business address of the executive officers and directors is care of the Company, 1666 K Street, NW, 9th floor, Washington, DC 20006.
(2) Share ownership includes 13,333, 143,030, 50,364, 157,030, 479,278, 81,480, and 14,667 shares which Messrs. Walton, Williams, Scheurer, Williams III, Gladstone and Mmes. Sweeney and Marien, respectively, and 13,333 for each of Messrs. Browne, Long and Davis, have options to purchase that are exercisable within 60 days of March 28, 1997. Share ownership also includes 0, 67,448, 44,445, 170,390, 443,427, 12,635 and 25,490 shares for
    Messrs. Walton, Williams, Scheurer, Williams III, Gladstone and Mmes. Sweeney and Marien, respectively, allocated to their respective ESOP accounts through December 31, 1996.
(3) The ESOP is a qualified retirement plan. Each participant may direct the ESOP trustees as to the voting of shares allocated to the participant's stock account under the ESOP. William L. Walton and G. Cabell Williams III are co-trustees of the ESOP and may be deemed to share voting and investment power over shares held by the ESOP. Messrs. Walton and Williams III disclaim beneficial ownership of such shares.
(4) With respect to certain matters, the co-trustees of the ESOP will direct the voting of the 443,427 shares held in Mr. Gladstone's ESOP account. This provision remains in effect until the earlier of Mr. Gladstone's sale of the shares or March 1999.
(5) Director
(6) Executive officer
(7) Included in the shares listed are 1,396,257 shares held by the ESOP, of which Messrs. Walton and Williams III are co-trustees. Messrs. Walton and Williams III disclaim beneficial ownership of such shares.
(8) Named executive officer for proxy reporting purposes
(9) Includes a total of 513,903 shares underlying stock options exercisable within 60 days of March 28, 1997, which are assumed to be outstanding for the purpose of calculating the group's percentage ownership, and a total of 1,396,257 shares allocated to employees' respective ESOP stock accounts through December 31, 1996. See footnote 3 above.

                             ELECTION OF DIRECTORS

At the Meeting, stockholders will elect six directors, constituting the entire membership of the Board of Directors of the Company, to serve until the next Annual Meeting of Stockholders or until their successors have been elected and qualified. All such nominees have consented to be named as such in this Proxy Statement and to serve as directors if elected.

A stockholder using the enclosed form of proxy can vote for or withhold his or her vote from any or all of the nominees. If the proxy card is properly executed but unmarked, it is the intention of the persons named as proxies to vote such proxy FOR the election of all the nominees named below. In the event that any of the nominees should decline or be unable to serve as a director, it is intended that the enclosed proxy will be voted for the election of such person or persons as are nominated as replacements.

On February 1, 1997, David Gladstone, the Company's former Chairman and Chief Executive Officer stepped down from those positions. On February 3, 1997, the Board of Directors appointed William L. Walton as a director, and as Chairman and Chief Executive Officer. Mr. Gladstone resigned as a director on March 19, 1997 and will not stand for election to the Board of Directors. The director nominees, their ages and principal occupations are as follows:

WILLIAM L. WALTON(1,5)
    Age 47. Chairman and Chief Executive Officer of the Company, and of Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Lending Corporation, and Allied Capital Commercial Corporation since February 1997; President of Allied Capital Corporation II since November 1996; Manager of Allied Capital Midwest LLC since December 1996; Chief Executive Officer of Success Lab, Inc. (children's educational services) from 1993 to 1996; Chief Executive Officer of Language Odyssey (educational publishing and services) from 1992 to 1996; Managing Director of Butler Capital Corporation from 1987 to 1991. He has served as a director of the Company since 1986.

JOAN M. SWEENEY(1)
    Age 37. President and Chief Operating Officer of the Company since 1994; Executive Vice President of Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Commercial Corporation, Allied Capital Lending Corporation, Business Mortgage Investors, Inc., Allied Capital Midwest LLC and Allied Capital Mortgage LLC; Executive Vice President of the Company from 1993 to 1994; Senior Manager at Ernst & Young from 1990 to 1993. She has served as a director since 1995.

GEORGE C. WILLIAMS(1,2,3,5)
    Age 70. Financial consultant since 1996; Director of Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Commercial Corporation, Allied Capital Lending Corporation, and Business Mortgage Investors, Inc.; Manager of Allied Capital Mortgage LLC. He has been affiliated with the Company, and has held positions as an executive officer, since the Company was founded in 1964. He served as President, or Chairman and Chief Executive Officer of Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Commercial Corporation, Allied Capital Lending Corporation, and Business Mortgage Investors, Inc. from the later of 1964 or the inception of the relevant entity until 1991. He served as Vice Chairman from 1991 until July 1996, and currently serves as a consultant to the Company. He has served as a director of the Company since 1964.

BROOKS H. BROWNE(4)
    Age 47. President of Environmental Enterprises Assistance Fund since 1993; President, Executive Vice President or Senior Vice President of the Company from 1984 to 1993; Director of SEAF, International Fund for Renewable Energy and Energy Efficiency, Corporacion Financiera Ambiental (Panama), Empresas Ambientales de Centro America (Costa Rica) and Yayasan Bina Usaha Lingkungan (Indonesia) (environmental non-profit or investment funds). He has served as a director since 1990.

ROBERT E. LONG(3,4,5)
    Age 65. President and Chief Executive Officer, Business News Network, Inc. since 1995; Chairman and Chief Executive Officer of Southern Starr Broadcasting Group, Inc. from 1991 to 1995; Director and President of Potomac Asset Management, Inc. from 1983 to 1991; Director of Ambase Inc., AHL Shipping Company, Inc., CSC Scientific, Inc. (laboratory equipment), and Global Travel, Inc. He has served as a director since 1972.

SWEP T. DAVIS(3)
    Age 52. President of Tyone Partners LLC (management and financial advisory services for environmental and energy industries); President of the Environmental Sciences Group of Applied Biosciences International from 1992 to 1995; President and Chief Operating Officer of Concord Resources Group from 1989 to 1992; President and Chief Executive Officer of Environmental Testing and Certification Corporation from 1986 to 1989; Chairman and Director of Astrix Software and Technology, Inc.; and Director, Puckett Laboratories. He has served as a director since November 1996.

--------------------
(1) Member of the Executive Committee
(2) George C. Williams is the father of G. Cabell Williams III, an executive officer of the Company.
(3) Member of the Audit Committee
(4) Member of the Compensation Committee
(5) Member of the Nominating Committee

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO ELECT THE FOREGOING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee. In addition, the Board established a Nominating Committee in February 1997. During 1996, the Board of Directors held four regular meetings and eight committee meetings (which do not include meetings of the Nominating Committee, which was established after the close of fiscal year 1996). All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served.

The Executive Committee has and may exercise those rights, powers and authority of the Board of Directors as may from time to time be granted to it by the Board of Directors, except where action by the Board is required by statute, an order of the Securities and Exchange Commission (the "Commission") or the Company's Articles of Incorporation or Bylaws. The Executive Committee met one time during 1996.

The Audit Committee recommends the selection of independent public accountants for the Company, reviews with such independent public accountants the planning, scope and results of their audit of the Company's financial statements and the fees for services performed, reviews with the independent public accountants the adequacy of internal control systems, reviews the annual financial statements of the Company and receives audit reports and financial statements of the Company. The Audit Committee met two times during 1996.

The Compensation Committee determines the compensation for the executive officers of the Company and the amount of salary and bonus to be included in the compensation package for each of the Company's officers and employees. In addition, the Compensation Committee approves stock option grants for officers of the Company under the Company's Incentive Stock Option Plan. The Compensation Committee met five times during 1996.

The Nominating Committee recommends candidates for election as directors to the Board of Directors and is responsible for recommending the initial members of the board of directors, board of trustees, board of managers, or any equivalent body of any investment fund established by the Company for which the Company will serve as the investment adviser or as provider of any other services. The Nominating Committee will consider nominees for directors of the Company that are recommended by stockholders. A stockholder who intends to recommend a nominee for consideration at the next annual meeting may submit a proposal in writing to the Company no later than December 15, 1997. There were no meetings of the Nominating Committee in 1996.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company pays cash compensation to its directors and executive officers for serving in those capacities. The Company's executive officers, and certain directors, also serve as directors or executive officers of certain or all of the entities to which the Company provides investment advisory or investment management services. As the Company is not a party to any arrangement or agreement with respect to the compensation those persons may receive for serving those other entities, information is not included herein with respect to fees or stock options that any executive officer or director may have received from any managed entity for serving as its director or executive officer.

COMPENSATION OF DIRECTORS

During 1996, each director received a fee of $1,000 for each meeting of the Board or any separate committee meeting attended and $500 for each committee meeting attended on the same day as a Board meeting. Aggregate directors' fees for 1996 were $39,000. In addition, the Company's Incentive Stock Option Plan was amended on April 29, 1994 to permit non-officer directors to receive an automatic one-time grant of stock options to purchase shares at the then-current fair-market value. Messrs. Browne, Long and Walton each received an automatic grant of options to purchase 13,333 shares at the then-current market price of $3.75 per share on June 8, 1994, which was the date of stockholder approval. Mr. Davis received a one-time grant of options on 13,333 shares at a price of $5.325 on March 19, 1997, which was the date on which certain options to other participants canceled, and became available for grant to Mr. Davis. An amendment to the Company's Incentive Stock Option Plan was approved in May 1996 by shareholders, which provides that, in the event of a change of control in the Company, all unvested options would automatically vest.

COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

The following summary compensation table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and the named executive officers during 1996 and the two preceding years. Information is included in the summary compensation table with respect to the Company's former Chairman and Chief Executive Officer. The Company's current Chairman and Chief Executive Officer, William L. Walton, was elected by the Board of Directors on February 3, 1997. The Company does not have any employment agreement with any of its officers or employees. As discussed below, the Company has entered into a separation agreement with the Company's former Chairman and Chief Executive Officer, David Gladstone.

                           SUMMARY COMPENSATION TABLE

                                                                                        Long-Term
                                                                                       Compensation
                                                    Annual Compensation                   Awards
                                      --------------------------------------------   ----------------
                                                                      Other             Securities           All
 Name and                                                             Annual            Underlying          Other
 Principal Position            Year     Salary        Bonus      Compensation(1)         Options        Compensation(2)
 ------------------            ----     ------        -----      ------------            -------        ------------
 William L. Walton            1996      $      0     $      0          $ 21,050                 0         $      0
 Chairman and Chief           1995             0            0             7,000                 0                0
 Executive Officer            1994             0            0             7,500            13,333                0

 Joan M. Sweeney              1996      $117,633     $160,000           $ 5,000           144,000         $ 65,319
 President                    1995       107,998      145,000             3,000                 0           48,053
                              1994        94,162       90,000                 0            66,000           25,950

 G. Cabell Williams III       1996      $135,180     $160,000                 0            14,000         $ 72,463
 Executive Vice President     1995       127,998      135,000                 0                 0           63,053
                              1994       113,297      110,000                 0                 0           49,039

 John M. Scheurer             1996      $139,322     $215,000                 0            20,000         $ 83,187
 Executive Vice President     1995       127,998      180,000                 0                 0           67,629
                              1994       112,431      135,000                 0                 0           49,372

 Katherine C. Marien          1996      $106,479     $105,000                 0            26,000         $ 50,032
 Executive Vice President     1995       101,604       90,000                 0               667           45,402
                              1994        89,931       80,000                 0                 0           32,410

 David Gladstone              1996      $443,080            0           $ 5,000            29,000         $880,324
 Former Chairman and Chief    1995       422,601      230,000             4,000                 0          233,780
 Executive Officer            1994       401,688      170,000             5,500                 0          201,181

--------------------
(1) Consists only of directors' fees paid by the Company, except with respect to Mr. Walton, who also received consulting fees totaling $11,050 during 1996 for certain management services.
(2) Includes (i) a cash contribution of $30,000 to the cash account of each of Ms. Sweeney, Messrs. Williams III, Scheurer, Ms. Marien, and Mr. Gladstone under the ESOP during 1996, (ii) contributions to the respective Deferred Compensation Plan accounts (both vested and unvested) of such individuals for 1996 in the amounts of $34,167, $37,462, $48,471, $18,895, and
    $137,990, (iii) earnings on accumulated deferred compensation in the amounts of $1,152, $5,001, $4,716, $1,137, and $75,334 for Ms. Sweeney,
    Messrs. Williams III, Scheurer, Ms. Marien, and Mr. Gladstone, respectively. With respect to Mr. Gladstone, the amount indicated also includes $637,000 for compensation related to his separation from the Company, which is payable over a two-year period in substantially equal installments beginning in April 1997 through March 1999.

INCENTIVE STOCK OPTIONS

The following table sets forth as to the named executive officers and David Gladstone, who served as the Company's Chairman and Chief Executive Officer during 1996, the details relating to option grants in 1996 and the potential realizable value of each grant, as prescribed to be calculated by the Commission.

                           OPTION GRANTS DURING 1996

                                                                                         Potential realizable value at assumed
                             Number of     Percent of total                            annual rates of stock price appreciation
                            securities     options granted   Exercise                            for 10-year term(1)
                            underlying       to officers    price per    Expiration    ----------------------------------------
Name                      options granted      in 1996        share         date              5%                       10%
----                      ---------------      -------        -----     -----------    --------------            --------------
Joan M. Sweeney              144,000            41.1%         $7.00       7/17/06        $  633,926                 $1,606,492

G. Cabell Williams III        14,000             4.0%         $7.00       7/17/06            61,632                    156,187

John M. Scheurer              20,000             5.7%         $7.00       7/17/06            88,045                    223,124

Katherine C. Marien           26,000             7.4%         $7.00       7/17/06           114,459                    290,061

David Gladstone               29,000             8.3%         $7.00       7/17/06           127,666                    323,530

-----------
(1) Potential realizable value is net of the option exercise price but before any tax liabilities that may be incurred. These amounts represent certain assumed rates of appreciation, as mandated by the Commission. Actual gains, if any, or stock option exercises are dependent on the future performance of the shares, overall market conditions, and the continued employment by the Company of the option holder. The potential realizable value will not necessarily be realized.

                  OPTION EXERCISES AND FISCAL YEAR END VALUES

The following table sets forth certain details of option exercises during 1996 and the year-end values of outstanding options held by the Company's named executive officers and David Gladstone, who served as the Company's Chairman and Chief Executive Officer during 1996:



                                                           Number of Unexercised      Value of Unexercised
                                                                  Options             In-the Money Options
                                Shares                         as of 12/31/96          as of 12/31/96(1)
                                Acquired        Value         ---------------          -------------------
 Name                         on Exercise     Realized      Vested      Unvested        Vested     Unvested
 ----                         -----------     --------      ------      --------      ----------   --------
 Joan M. Sweeney                   0             $ 0          81,480      128,520     $   99,000   $        0

 G. Cabell Williams III            0               0         157,030            0        522,423            0

 John M. Scheurer                  0               0          50,364        6,000        109,092            0

 Katherine C. Marien               0               0          14,667       12,000          1,417            0

 David Gladstone                   0               0         479,278      295,665      1,825,384    1,033,327

--------------
(1) Value of unexercised options is calculated as the closing market price on December 31, 1996 $5.75, net of the option exercise prices, but before any tax liabilities or transaction costs.

COMPARATIVE STOCK PERFORMANCE

The following graph compares the total return of the Company's shares for the last five years to the Nasdaq Stock Market Total Return Index and the Nasdaq Financial Stocks Total Return Index. The Company's shares were distributed to the public as of December 31, 1990. The comparison assumes that $100 was invested on January 1, 1992 in the Company's common stock and in each of those indices and assumes reinvestment of dividends, if any. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The stock performance shown on the following graph is not necessarily indicative of future performance.


                                            01/01/92   12/31/92  12/31/93   12/31/94   12/31/95   12/31/96
The Nasdaq US Stock Market Total Return         100    116.3785  133.5945   130.5866   184.6739   227.1641

Nasdaq Financial Stocks                         100    143.0215   166.228   166.6225   242.6149   311.0569

Allied Capital Advisers, Inc                 100.00      122.22    211.11     166.67     236.11     255.56


(1) The Company's stock began trading on the Nasdaq National Market in August 1995; prior to this date, the stock traded on the Nasdaq Small-Cap Market. In addition, the Company's stock pays no dividends.

SEPARATION ARRANGEMENTS

David Gladstone resigned from the positions of Chairman and Chief Executive Officer of the Company in early 1997. In connection with his resignation, the Company and Mr. Gladstone agreed to the terms of a separation agreement (the "Separation Agreement"), which provides for the following benefits: (i) payment of a total of $637,000, to be paid in three substantially equal installments beginning April 1997 and ending March 1999; (ii) continued vesting of his stock options through December 31, 1997 and the continued ability to exercise all of his stock options until March 31, 1999; (iii) continued medical coverage under the Company's current health plan for the eighteen-month period following Mr. Gladstone's resignation; and (iv) reimbursement of certain other expenses. The Separation Agreement contains confidentiality and release provisions, and non-competition provisions related to providing certain services to any of the entities currently managed by the Company. Mr. Gladstone also has agreed that, as long as he owns the shares held in his ESOP account, he will refrain for a period of two years from exercising or assigning his voting rights with respect to those shares regarding the election of directors and certain other matters. The Company's ability to deduct these compensation expenses will not be affected by the limitation on such deductions set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Robert E. Long and William L. Walton served as members of the Compensation Committee during the fiscal year ended December 31, 1996. In January 1997, Mr. Walton resigned from the Compensation Committee and the Board of Directors appointed Brooks H. Browne to serve on the committee. None of the current or former members of the Compensation Committee had interlocks reportable under
Item 402(j)(3) or Item 402(j)(4) of Regulation S-K. Neither Mr. Long nor Mr. Browne had a relationship reportable under Item 404 of Regulation S-K and neither is a current officer or employee of the Company or its subsidiaries. Mr. Walton was an officer of Allied Capital Corporation II during the last two months of 1996, and is the current Chairman and Chief Executive Officer of the Company. See the caption "Certain Transactions" for a description of certain relationships between the Company and Allied Capital Corporation II. Mr. Browne served as an officer of the Company until June 1993.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation programs and policies that apply to executive officers of the Company are administered by the Compensation Committee (the "Committee") of the Board of Directors, which is comprised only of independent, outside directors. The Committee also grants stock options under, and administers, the Company's Incentive Stock Option Plan, as amended.

The Committee believes that a total compensation package, including cash compensation, qualified benefit plans, and a stock option program that aligns the interests of Company management with stockholders' interests is necessary to attract and retain qualified executives. The Company's compensation programs are linked to the achievement of both short- and long-term performance objectives, as determined by the Committee.

CASH COMPENSATION

Base salaries for the Company's executives are set at the lower end of the range of salaries that the Committee believes typically are paid by companies in the financial services industry to attract and retain individuals with the requisite experience and competency comparable to that of the Company's executives. The Committee believes that a significant portion of each executive's total cash compensation should be correlated with the performance of the Company, as well as the performance and growth of any entities managed by the Company for which such executive has management responsibilities. The Committee employs annual cash bonuses as one of the principal means of rewarding officers for meeting individual and Company-wide objectives, and such bonuses are a significant component of total annual cash compensation. If financial goals or earnings objectives are not met in any year, the size of the bonus range available to each of the Company's executives for that year decreases.

Individual bonuses to executive officers, including the named executive officers, reflect their individual contributions to the achievement of the Company's earnings objectives, as well as the overall performances of the Company's managed entities. In addition to considering these quantitative measures, the Committee considers qualitative measures, such as the development of management skills, overhead cost control, and contributions made to the future growth of the organization, in its allocation of the annual bonus range. The Compensation Committee awards bonuses to the Chief Executive Officer and other executive officers on a subjective basis and such bonuses depend in each case on the performance of the officer under consideration.

As Chairman and Chief Executive Officer of the Company during 1996, Mr. Gladstone's primary responsibility was to position the Company to increase assets under management and provide the means for generating new advisory and management fees. As discussed above, Mr. Gladstone resigned from his positions with the Company in early 1997, and the Company has entered into the Separation Agreement with Mr. Gladstone. The Agreement provides compensation to Mr. Gladstone and addresses the disposition of his vested and unvested options on the Company's common stock. The Compensation Committee believes that Mr. Gladstone's 1996 compensation, including the compensation specified in the Separation Agreement, is appropriate given his past service to the Company and its managed entities.

The Company's executive officers, including the named executive officers, contributed significant time and professional expertise to the daily operations of both the Company and its managed entities, the growth and performance of which directly contributes to the success of the Company. In addition to being responsible for the daily operations of the Company, in the case of Ms. Sweeney, Allied Capital Commercial Corporation, in the case of Mr. Scheurer, Allied Capital Corporation, in the case of Mr. Williams III, and Allied Capital Lending Corporation, in the case of Ms. Marien, these individuals provided leadership and guidance to the various companies' Boards of Directors and Managers as they strategically planned for future growth and development. All named executive officers are members of the Company's management committee, and as such have significant responsibility for the growth and success of the Company and its managed entities. The managed entities achieved their respective earnings and dividend objectives for 1996, and the Company achieved its earnings and growth objectives, under the direction of these executives.

SECTION 162(m) COMPLIANCE

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that publicly held companies may not deduct in any taxable year compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other highest paid executive officers which is not "performance-based" as defined in Section 162(m). Such provision is effective for the Company for the year ended December 31, 1996. This deductibility limit was not exceeded during 1996, and it is not anticipated that compensation paid
to any officer during 1997 will exceed such deductibility limit.   The
Committee will continue to monitor this issue and will determine what steps, if any, it may take in response to such provision.

EMPLOYEE STOCK OWNERSHIP PLAN AND THE DEFERRED COMPENSATION PLAN

In addition to an annual cash salary and bonus award, the executive officers, along with all eligible employees of the Company, are participants in the Allied Employee Stock Ownership Plan, or ESOP. Pursuant to this qualified plan, during 1996 the Company matched 10% of each eligible participant's total cash compensation for the year and contributed it to a plan account on the participant's behalf, which fully vests over a two-year period. At the discretion of the Board of Directors, the Company could contribute up to an additional 15% to all eligible participant accounts, up to a maximum
contribution of $30,000 per participant in any one year.   Since inception of
the ESOP in 1990, the Company has contributed the full 25% of each eligible participant's cash compensation to the ESOP. The ESOP has used a significant portion of the cash contributions to purchase shares of the Company, thus aligning every employee's interests with those of the Company and its stockholders. The ESOP currently holds 15.5% of the outstanding shares of the Company, and at December 31, 1996 all of these shares had been allocated to participants' plan accounts. In early 1997, the ESOP was amended to provide for a 5% contribution to each participant's plan account; it is not anticipated that any additional contributions will be made above this level. To compensate for this change, each ESOP participant was given a commensurate increase in cash compensation.

If the ESOP contribution of any one participant's cash compensation exceeds $30,000, the difference may, at the discretion of the Board of Directors, be credited to the Company's Deferred Compensation Plan, which, during 1996, had a ten-year vesting period. All of the named executive officers are participants in the Deferred Compensation Plan and the amounts allocated to such officers' accounts under that plan during 1996 are set forth in the Summary Compensation Table. In early 1997, the Deferred Compensation Plan was amended to allow all officers of the Company to make voluntary cash contributions of up to 30% of their annual cash compensation. In addition, the vesting period was eliminated and all contributions in the Deferred Compensation Plan at December 31, 1996 for all participants became automatically 100% vested. Prior to January 1, 1997, the Deferred Compensation Plan was unfunded. On December 31, 1996, the Company funded this plan, and created a trust to administer the plan on behalf of the participants.

STOCK OPTIONS

The Compensation Committee is also responsible for determining on an annual basis the stock options, if any, to be awarded to the Chief Executive Officer and each other eligible officer of the Company. Unlike the officers of many investment advisers, who have a direct interest in the investments of the managed entities, the Company's executive officers have no such interest, although officers of the Company who are also officers of a managed entity may receive stock options from such entity at the discretion of a committee of independent directors of the board of directors of such entity.

In order to more directly align each officer's interest with the success of the Company, the Company (with the approval of its stockholders and independent directors) established the Company's Incentive Stock Option Plan (the "Plan"), which is intended to encourage stock ownership in the Company by officers, thus giving them a proprietary interest in the Company's performance. The Committee's principal objective in awarding stock options to the Chief Executive Officer and other eligible officers of the Company is to align each officer's interests with the success of the Company and the financial interests of its stockholders by linking a portion of such executive's compensation with the performance of the Company's stock and the value delivered to stockholders. Stock options are granted under the Plan at a price not less than the prevailing market value and will have value only if the Company's stock price increases. The Committee determines the amount and features of the stock options, if any, to be awarded to the Company's officers. Historically, when granting stock options, the Committee evaluated a number of criteria, including the recipient's current stock holdings, years of service, position with the Company, and other factors; the Committee has not applied a formula assigning specific weights to any of these factors when making its determination. For 1996, the Chief Executive Officer received stock options on a total of 29,000 shares, the named executive officers as a group received stock options on a total of 204,000 shares, and the executive officers as a group received stock options on a total of 259,000 shares. The Compensation Committee awards stock options to the Chief Executive Officer and other executive officers on a subjective basis and such awards depend in each case on the performance of the officer under consideration.

The Plan is designed to satisfy the conditions of Section 422 of the Code so that options granted thereunder qualify as "incentive stock options." To qualify as "incentive stock options," options may not become exercisable for the first time in any year to the extent that the number of options first exercisable in that year multiplied by the exercise price exceeds $100,000. Options currently outstanding to all officers, with the exception of Mr. Gladstone and Ms. Sweeney, meet the criteria and are qualified options. Mr. Gladstone and Ms. Sweeney hold immediately exercisable grants of non-qualified options to purchase up to 229,582 and 15,480 shares, respectively, of the Company's stock.

SUMMARY

Based on its evaluation of these factors, the Committee believes that the Company's senior management is dedicated to achieving significant improvements in long-term financial performance of both the Company and its managed entities, and that the compensation policies that the Committee has implemented have contributed to achieving this management focus.

This report is submitted by the members of the Committee listed below.

                                                          COMPENSATION COMMITTEE
                                                        Robert E. Long, Chairman
                                                        Brooks H. Browne, Member

THE PRECEDING "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION" AND THE GRAPH OF COMPARATIVE STOCK PERFORMANCE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE INTO ANY DOCUMENT SO FILED.

CERTAIN TRANSACTIONS

INVESTMENT ADVISORY AND INVESTMENT MANAGEMENT AGREEMENTS

The executive officers of the Company also serve as executive officers, managers and/or directors of some or all of Allied Capital Corporation ("Allied I"), Allied Capital Corporation II ("Allied II"), Allied Capital Commercial Corporation ("Allied Commercial"), Allied Capital Lending Corporation ("Allied Lending") and Business Mortgage Investors, Inc. ("BMI"). In addition, three of the Company's directors (Messrs. Walton and Williams, and Ms. Sweeney) also serve as executive officers, managers and/or directors of some or all of Allied I, Allied II, Allied Commercial, Allied Lending and BMI. The Company is a party to an investment advisory or management agreement with each of those companies, pursuant to which it is paid advisory fees and reimbursed for expenses paid on their behalf.

The Company's investment advisory agreement with each of Allied I, Allied II and Allied Lending must be approved at least annually by (i) the board of directors of each such company or by the vote of the holders of a majority, as defined in the Investment Company Act of 1940, as amended, of the outstanding voting securities of such company and (ii) a majority of the directors who are not parties to such agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Each of those investment advisory agreements may be terminated without penalty at any time on 60 days' notice by the board of directors or by vote of the holders of a majority, as so defined, of the outstanding shares of the managed company, and will terminate automatically in the event of its assignment. Under those investment advisory agreements, the Company generally is paid quarterly, in arrears, a fee equal to 0.625% per quarter (2.5% per annum) of the quarter-end value of the consolidated total assets of the managed company (other than consolidated interim investments and cash and cash equivalents) and 0.125% per quarter (0.5% per annum) of the quarter-end value of the consolidated interim investments and cash and cash equivalents of the managed company. For 1996, the investment advisory fees paid to the Company by Allied I, Allied II and Allied Lending were $2.9 million, $2.4 million and $1.5 million, respectively.

The Company's agreement with BMI has similar terms, except that BMI pays 0.05% per quarter of the quarter-end value of consolidated temporary investments and cash and cash equivalents. BMI also pays an incentive fee equal to 10% of the amount by which BMI's taxable income (as defined in the agreement) for the year exceeds 8% of the year's average stockholders' equity (as defined in the agreement). One-third of the management and incentive fee from BMI is paid to BMI's co-manager, Siguler Guff & Co. For 1996, the total management fee paid by BMI was $1.7 million, and the total incentive fee paid was $140,000 prior to any division of that fee between the Company and BMI's co-manager.

The investment management agreement with Allied Commercial may be terminated without penalty at any time on 60 days' notice upon vote of the holders of 67% of the outstanding shares of the managed company, and will terminate automatically in the event of its assignment. Under the investment management agreement, the Company generally is paid quarterly, in arrears, a fee equal to 0.625% per quarter (2.5% per annum) of the quarter-end value of the consolidated total assets of the managed company (other than consolidated interim investments and cash and cash equivalents) and 0.125% per quarter (0.5% per annum) of the quarter-end value of the consolidated interim investments and cash and cash equivalents of the managed company. The Company has adjusted its fee schedule with Allied Commercial to provide a range of fees charged on new loans originated. The range of fees for loans originated in 1996 was from 1% to 3.5%, and the range of fees for new loans originated beginning January 1, 1997 is from 0.5% to 3%. The Company maintains a quarterly cap on the fees for those assets of 2.5% on an annual basis. For 1996, the investment management fees paid to the Company by Allied Commercial was $7.1 million.

SEPARATION AGREEMENT

As discussed under "Separation Arrangements," David Gladstone, an owner of more than 5% of the Company's shares, resigned in early 1997. In connection with his resignation, he entered into the Separation Agreement, pursuant to which he will receive a total of $637,000 over a two-year period.

COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers and any persons holding ten percent or more of its common stock are required to report their beneficial ownership and any changes therein to the Commission, the National Association of Securities Dealers, Inc. and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based on the Company's review of Forms 3, 4 and 5 filed by such persons, the Company has identified no deficiencies in the filing of reports pursuant to Section 16(a) of the Securities Exchange Act of 1934 in its most recent fiscal year.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1997. This selection is subject to ratification or rejection by the stockholders of the Company.

Arthur Andersen LLP or Arthur Andersen & Co. has served as independent public accountants for the Company since May 6, 1993 and has no financial interest in the Company. It is not expected that a representative of Arthur Andersen LLP will be present, or be available to answer questions, at the Meeting, but a representative would have an opportunity to make a statement if he or she chose to attend.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

                                 OTHER BUSINESS

Management knows of no other business to be presented for action at the Meeting. If any matters do come before the Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Meeting.

                      1998 ANNUAL MEETING OF STOCKHOLDERS

The Company expects that the 1998 Annual Meeting of Stockholders will be held in May 1998, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting must submit the proposal in writing to the Company no later than December 15, 1997 in order for the proposal to be considered for inclusion in the Company's proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company's proxy statement or presentation at the meeting.

                                     PROXY
                         ALLIED CAPITAL ADVISERS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ALLIED CAPITAL ADVISERS, INC. (the "Company") appoints WILLIAM L. WALTON, GEORGE C. WILLIAMS and TRICIA B. DANIELS, or any of them, proxies with full power of substitution, to vote at the 1997 Annual Meeting of Stockholders of the Company to be held in the 10th floor meeting room at NationsBank, N.A., 730 15th Street, NW, Washington, D.C., at 10:00 a.m., Friday, May 16, 1997, and any adjournment or adjournments thereof, the shares of Common Stock of the Company that the undersigned is entitled to vote, on all matters that may properly come before that meeting



    1. FOR WITHHOLD AUTHORITY the election of all the following nominees as directors for the ensuing year for Allied Capital Commercial Corporation:

                                  WILLIAM L. WALTON
                                  GEORGE C. WILLIAMS
                                  BROOKS H. BROWNE
                                  ROBERT E. LONG
                                  JOAN M. SWEENEY
                                  SWEP T. DAVIS

INSTRUCTION: To withhold your vote for one or more individual nominees, write the names of each nominee with respect to whom you choose to withhold authority to vote in the space provided below.)

    2. To ratify the selection of Arthur Andersen LLP to serve as independent public accountants for the Company for the year ending December 31, 1997.

    3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

YOU ARE URGED TO CAST YOUR VOTE BY MARKING THE APPROPRIATE BOXES. PLEASE NOTE THAT, UNLESS A CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES IDENTIFIED IN ITEM 1 AND FOR RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS DESCRIBED IN ITEM 2.

(Please mark, sign and return this proxy in the enclosed envelope.)



Signature                         Date                    Signature                      Date
         ---------------------        ----------                   ---------------------     ----------
                                                                      IF HELD JOINTLY

Important: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer or partner.